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                                                                  Exhibit 4.69


                               SECURITY AGREEMENT


                  This SECURITY AGREEMENT (this "Agreement"), is entered into as of March 31, 1998, between FOOTHILL CAPITAL CORPORATION, a California corporation ("Foothill"), with a place of business located at 11111 Santa Monica Boulevard, Suite 1500, Los Angeles, California 90025-3333, and each of the undersigned subsidiaries of DISCOVERY ZONE, INC., a Delaware corporation, (each a "Guarantor", and collectively "Guarantors"), with its chief executive office located at the address reflected on Schedule 3.2.

                  WHEREAS, Borrower and Foothill are, contemporaneously herewith, entering into the Loan Agreement;

                  WHEREAS, Borrower owns one hundred percent (100%) of the issued and outstanding stock of each Guarantor;

                  WHEREAS, each Guarantor has executed that certain General Continuing Guaranty, of even date herewith, in favor of Foothill (the "Guaranty"), respecting certain obligations of Borrower owing to Foothill under the Loan Agreement;

                  WHEREAS, each Guarantor desires to collateralize its obligations under the Guaranty by granting to Foothill a security interest in certain of its assets; and

                  WHEREAS, each Guarantor will benefit by virtue of the loan from Foothill to Borrower.

                  NOW THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and each intending to be bound hereby, Foothill and each Guarantor agree as follows:

                  1.       DEFINITIONS AND CONSTRUCTION.

                           1.1 Definitions. All capitalized terms used herein
and not otherwise defined herein shall have the meanings ascribed to them in the Loan Agreement. As used in this Agreement, the following terms shall have the following definitions:

                                   "Accounts" means all currently existing and
hereafter arising accounts, contract rights, and all other forms of obligations owing to a Guarantor arising out of the sale, license, or lease of goods or General Intangibles or the rendition of services by such Guarantor, irrespective of whether earned by performance, and any and all credit insurance, guaranties, or security therefor.


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                                   "Agreement" means this Security Agreement and
any extensions, riders, supplements, notes, amendments, or modifications to or in connection with this Security Agreement.

                                   "Borrower" means Discovery Zone, Inc., a
Delaware corporation.

                                   "Code" means the New York Uniform Commercial
Code.

                                   "Collateral" means each of the following: the
Accounts; Guarantor's Books; the Equipment; the General Intangibles; the Inventory; the Negotiable Collateral; any money, or other assets of each Guarantor which now or hereafter come into the possession, custody, or control of Foothill; and the proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance covering any or all of the Collateral, and any and all Accounts, Guarantor's Books, Equipment, General Intangibles, Inventory, Negotiable Collateral, money, deposit accounts, or other tangible or intangible property resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof.

                                   "Equipment" means all of a Guarantor's
present and hereafter acquired machinery, machine tools, motors, equipment, furniture, furnishings, fixtures, vehicles (including motor vehicles and trailers), tools, parts, dies, jigs, goods (other than consumer goods, farm products, or Inventory), wherever located, and any interest of a Guarantor in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located.

                                   "Event of Default" has the meaning ascribed
to it in Section 6.

                                   "General Intangibles" means all of a
Guarantor's present and future general intangibles and other personal property (including contract rights, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trademarks, servicemarks, copyrights, source code, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, infringements, claims, computer programs, computer discs, computer tapes, literature, reports, catalogs, deposit accounts, insurance premium rebates, tax refunds, and tax refund claims), other than goods, Accounts, and Negotiable Collateral.

                                   "Guarantied Obligations" shall have the
meaning ascribed to it in the Guaranty.

                                   "Guarantor's Books" means all of a
Guarantor's books and records, including: ledgers; records indicating, summarizing, or evidencing a Guarantor's properties or assets (including the Collateral) or liabilities; all information relating to a Guarantor's business

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operations or financial condition; and all computer programs, disc or tape files, printouts, runs, or other computer prepared information in respect of such books and records.

                                   "Guarantor" has the meaning ascribed thereto
in the preamble to this Agreement.

                                   "Guaranty" means the General Continuing
Guaranty of the Guarantors to Foothill of even date herewith.

                                   "Inventory" means all present and future
inventory in which a Guarantor has any interest, including goods held for sale, license, or lease or to be furnished under a contract of service and all of a Guarantor's present and future raw materials, work in process, finished goods, and packing and shipping materials, wherever located, and any documents of title representing any of the above.

                                   "Investment Property" means "investment
property" as that term is defined in Section 9-115 of the Code.

                                   "Loan Agreement" means that certain Loan and
Security Agreement, dated as of even date herewith, between Borrower and Foothill.

                                   "Negotiable Collateral" means all of a
Guarantor's present and future letters of credit, notes, drafts, instruments, Investment Property, documents, personal property leases (wherein a Guarantor is the lessor), chattel paper, and a Guarantor's Books relating to any of the foregoing.

                                   "Secured Obligations" means all liabilities,
obligations, or undertakings owing by Guarantor to Foothill of any kind or description arising out of or outstanding under, advanced or issued pursuant to, or evidenced by the Guaranty, any other Loan Document heretofore, herewith, or hereafter executed by Guarantor, or this Agreement, irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, voluntary or involuntary, whether now existing or hereafter arising, and including all interest (including interest that accrues after the filing of a case under the Bankruptcy Code) and any and all costs, fees (including attorneys fees), and expenses which Guarantor is required to pay pursuant to any of the foregoing, by law, or otherwise.

                           1.2 Code. Any terms used in this Agreement which are
defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein.

                           1.3 Construction. Unless the context of this
Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term "including" is not limiting, and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or." The words "hereof," "herein," "hereby,"

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"hereunder," and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Section, subsection, clause, schedule, and exhibit references are to this Agreement unless otherwise specified. Any reference in this Agreement or in any of the other Loan Documents to this Agreement or any of the other Loan Documents shall include all alterations, amendments, restatements, changes, extensions, modifications, renewals, replacements, substitutions, and supplements, thereto and thereof, as applicable. In the event of a direct conflict between the terms and provisions of this Agreement and the Loan Agreement, it is the intention of the parties hereto that both such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of the Loan Agreement shall control and govern; provided, however, that the inclusion herein of additional obligations on the part of each Guarantor and supplemental rights and remedies in favor of Foothill, in each case in respect of the Collateral, shall not be deemed a conflict with the Loan Agreement.

                           1.4 Schedules and Exhibits. All of the schedules and
exhibits attached to this Agreement shall be deemed incorporated herein by reference.

                  2. CREATION OF SECURITY INTEREST.

                           2.1 Grant of Security Interest. Each Guarantor hereby
grants to Foothill a continuing security interest in all currently existing and hereafter acquired or arising Collateral in order to secure its payment and performance of the Secured Obligations. Foothill's security interests in the Collateral shall attach to all Collateral without further act on the part of Foothill or such Guarantor. Anything contained in this Agreement or any other Loan Document to the contrary notwithstanding, except for the sale of Inventory to buyers in the ordinary course of business, no Guarantor has the authority, express or implied, to dispose of any item or portion of the Collateral.

                           2.2 Negotiable Collateral. In the event that any
Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, each Guarantor shall, immediately upon the request of Foothill, endorse and assign such Negotiable Collateral to Foothill and deliver physical possession of such Negotiable Collateral to Foothill.

                           2.3 Collection of Accounts, General Intangibles,
Negotiable Collateral. At any time, Foothill or Foothill's designee may: (a) notify customers or Account Debtors of each Guarantor that the Accounts, General Intangibles, or Negotiable Collateral have been assigned to Foothill or that Foothill has a security interest therein; and (b) collect the Accounts, General Intangibles, and Negotiable Collateral directly and charge the collection costs and expenses to Borrower's loan account. Each Guarantor agrees that it will hold in trust for Foothill, as Foothill's trustee, any cash receipts, checks, and other items of payment (including, insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds) that it receives and immediately will deliver said cash receipts, checks, and other items of payment to Foothill in their original form as received by such Guarantor.


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                           2.4 Delivery of Additional Documentation Required.
Each Guarantor shall execute, and deliver to Foothill, prior to or concurrently with such Guarantor's execution and delivery of this Agreement and at any time thereafter at the request of Foothill, all financing statements, continuation financing statements, fixture filings, security agreements, chattel mortgages, pledges, mortgages, deeds of trust, assignments, endorsements of certificates of title, applications for title, affidavits, reports, notices, schedules of accounts, letters of authority, and all other documents that Foothill may reasonably request, in form satisfactory to Foothill, to perfect and continue perfected Foothill's security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents.

                           2.5 Power of Attorney. Each Guarantor hereby
irrevocably makes, constitutes, and appoints Foothill (and any of Foothill's officers, employees, or agents designated by Foothill) as such Guarantor's true and lawful attorney, with power to: (a) if such Guarantor refuses to, or fails timely to execute and deliver any of the documents described in Section 2.4, sign the name of such Guarantor on any of the documents described in Section 2.4; (b) at any time that an Event of Default has occurred and is continuing or Foothill deems itself insecure (in accordance with Section 1-208 of the Code), sign such Guarantor's name on any invoice or bill of lading relating to any Account, drafts against Account Debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to Account Debtors; (c) send requests for verification of Accounts; (d) at any time that an Event of Default has occurred and is continuing or Foothill deems itself insecure (in accordance with Section 1-208 of the Code) endorse such Guarantor's name on any checks, notices, acceptances, money orders, drafts, or other item of payment or security that may come into Foothill's possession; (e) at any time that an Event of Default has occurred and is continuing or Foothill deems itself insecure (in accordance with Section 1-208 of the Code), notify the post office authorities to change the address for delivery of such Guarantor's mail to an address designated by Foothill, to receive and open all mail addressed to such Guarantor, and to retain all mail relating to the Collateral and forward all other mail to such Guarantor; (f) at any time that an Event of Default has occurred and is continuing or Foothill deems itself insecure (in accordance with Section 1-208 of the Code), make, settle, and adjust all claims under such Guarantor's policies of insurance and make all determinations and decisions with respect to such policies of insurance; and (g) at any time that an Event of Default has occurred and is continuing or Foothill deems itself insecure (in accordance with Section 1-208 of the Code), settle and adjust disputes and claims respecting the Accounts directly with Account Debtors, for amounts and upon terms which Foothill determines to be reasonable, and Foothill may cause to be executed and delivered any documents and releases which Foothill determines to be necessary. The appointment of Foothill as each Guarantor's attorney, and each and every one of Foothill's rights and powers, being coupled with an interest, is irrevocable until all of the Secured Obligations have been fully and finally repaid and performed and Foothill's obligation to extend credit under the Loan Agreement is terminated.

                           2.6 Right to Inspect. Foothill (through any of its
officers, employees, or agents) shall have the right, from time to time hereafter to inspect each Guarantor's Books and to check, test, and appraise the Collateral in order to verify each Guarantor's financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral.

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                  3. REPRESENTATIONS AND WARRANTIES.

                           Each Guarantor represents and warrants as follows:

                           3.1 No Prior Encumbrances. Such Guarantor has good
and indefeasible title to the Collateral, free and clear of liens, claims, security interests, or encumbrances except for Permitted Liens.

                           3.2 Place of Business/Chief Executive Office; FEIN.
Schedule 3.2 sets forth the address of the chief executive office of such Guarantor, all other locations at which such Guarantor has a place of business, and such Guarantor's FEIN.

                           3.3 Inventory. All Inventory is now and at all times
hereafter shall be of good and serviceable quality, free from defects.

                           3.4 Location of Inventory and Equipment. The
Inventory and Equipment are not stored with a bailee, warehouseman, or similar party (without Foothill's prior written consent) and are located only at the locations identified on Schedule 6.12 or otherwise permitted by Section 6.12 of the Loan Agreement.

                           3.5 Inventory Records. Such Guarantor now keeps, and
hereafter at all times shall keep, correct and accurate records itemizing and describing the kind, type, quality, and quantity of the Inventory, and such Guarantor's cost therefor.

                           3.6 Due Organization and Qualification; Subsidiaries.
Such Guarantor is duly organized and existing and in good standing under the laws of the jurisdiction of its incorporation and qualified and licensed to do business in, and in good standing in, any state where the failure to be so licensed or qualified reasonably could be expected to have a material adverse effect on the business, operations, condition (financial or otherwise), finances, or prospects of such Guarantor or on the value of the Collateral.

                           3.7 Due Authorization; No Conflict. The execution,
delivery, and performance of this Agreement, the Guaranty, and any other Loan Document to which such Guarantor is a party are within such Guarantor's corporate powers, have been duly authorized, and are not in conflict with nor, constitute a breach of any provision contained in such Guarantor's Articles or Certificate of Incorporation, By-laws, or any partnership or trust agreement pertaining to such Guarantor, nor will they constitute an event of default under any material agreement to which such Guarantor is now or may hereafter become a party.

                           3.8 Litigation. There are no actions or proceedings
pending by or against such Guarantor before any court or administrative agency and such Guarantor does not have knowledge or belief of any pending, threatened, or imminent litigation, governmental investigations,

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or claims, complaints, actions, or prosecutions involving such Guarantor, except for: (a) ongoing collection matters in which such Guarantor is the plaintiff;
(b) matters disclosed on Schedule 5.10; and (c) matters arising after the date hereof that, if decided adversely to such Guarantor, would not materially impair the prospect of repayment of the Secured Obligations or materially impair the value or priority of Foothill's security interests in the Collateral.

                           3.9 Solvency. Such Guarantor is Solvent. No transfer
of property is being made by such Guarantor and no obligation is being incurred by such Guarantor in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Guarantor.

                           3.10 Reliance by Foothill; Cumulative. The
warranties, representations, and agreements set forth herein shall be conclusively presumed to have been relied upon by Foothill and shall be cumulative and in addition to any and all other warranties, representations, and agreements which such Guarantor shall now or hereinafter give, or cause to be given, to Foothill.

                  4. AFFIRMATIVE COVENANTS.

                           Each Guarantor covenants and agrees that, until
payment in full of the Secured Obligations, and unless Foothill shall otherwise consent in writing, such Guarantor shall do all of the following:

                           4.1 Schedules of Accounts. With such regularity as
Foothill shall require, provide Foothill with schedules describing all Accounts. Foothill's failure to request such schedules or such Guarantor's failure to execute and deliver such schedules shall not affect or limit Foothill's security interests or other rights in and to the Accounts.

                           4.2 Inventory Reporting. From time to time hereafter,
but not less frequently than monthly, execute and deliver to Foothill a report regarding such Guarantor's Inventory specifying such Guarantor's cost therefor and further specifying such other information as Foothill may reasonably request.

                           4.3 Title to Equipment. Upon Foothill's request,
deliver to Foothill, properly endorsed, any and all evidences of ownership of, certificates of title, or applications for title to any items of Equipment.

                           4.4 Maintenance of Equipment. Keep and maintain the
Equipment in good operating condition and repair (ordinary wear and tear excepted), and make all necessary replacements thereto so that the value and operating efficiency thereof shall at all times be maintained and preserved. Such Guarantor shall not permit any item of Equipment to become a fixture to real estate or an accession to other property, and the Equipment is now and shall at all times remain personal property.


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                           4.5 Taxes. All assessments and taxes, whether real,
personal, or otherwise, due or payable by, or imposed, levied, or assessed against such Guarantor or any of its property have been paid, and shall hereafter be paid in full, before delinquency or before the expiration of any extension period. Such Guarantor shall make due and timely payment or deposit of all taxes, assessments, or contributions required of it by law, and will execute and deliver to Foothill, on demand, appropriate certificates attesting to the payment or deposit thereof. Such Guarantor will make timely payment or deposit of all tax payments and withholding taxes required of it by applicable laws, and will, upon request, furnish Foothill with proof satisfactory to Foothill indicating that such Guarantor has made such payments or deposits, other than assessments or taxes that are the subject of a Permitted Protest.

                           4.6 Insurance.

                                    (a) At its expense, keep the Collateral
insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as are ordinarily insured against by other owners in similar businesses. Such Guarantor also shall maintain business interruption, public liability, product liability, and property damage insurance relating to their ownership and use of the Collateral, as well as insurance against larceny, embezzlement, and criminal misappropriation.

                                    (b) All such policies of insurance shall be
in such form, with such companies, and in such amounts as may be reasonably satisfactory to Foothill. All such policies of insurance (except those of public liability and property damage) shall contain a 438BFU lender's loss payable endorsement, or an equivalent endorsement in a form satisfactory to Foothill, showing Foothill as a loss payee thereof as its interest may appear, shall contain a waiver of warranties, and shall specify that the insurer must give at least ten (10) days prior written notice to Foothill before canceling its policy for any reason. Such Guarantor shall deliver to Foothill certified copies of such policies of insurance and evidence of the payment of all premiums therefor. All proceeds payable under any such policy shall be payable to Foothill to be applied on account of the Secured Obligations.

                           4.7 Foothill Expenses. Such Guarantor shall
immediately and without demand reimburse Foothill for all sums expended by Foothill which constitute Foothill Expenses and such Guarantor hereby authorizes and approves all advances and payments by Foothill for items constituting Foothill Expenses.

                  5. NEGATIVE COVENANTS.

                           Each Guarantor covenants and agrees that until
payment in full of the Secured Obligations, it will not do any of the following without Foothill's prior written consent:

                           5.1 Liens. Create, incur, assume, or permit to exist,
directly or indirectly, any lien on or with respect to any of its property or assets, of any kind, whether now

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owned or hereafter acquired, or any income or profits therefrom, except for
Permitted Liens (including liens that are replacements of Permitted Liens to the extent that the original indebtedness is refinanced under Section 7.1(f) of the Loan Agreement and so long as the replacement liens secure only those assets or property that secured the original indebtedness).

                           5.2 Restrictions on Fundamental Changes. Enter into
any acquisition, merger, consolidation, reorganization, or recapitalization, or reclassify its capital stock, or liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, assign, lease, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business, property, or assets, whether now owned or hereafter acquired, or acquire by purchase or otherwise all or substantially all of the properties, assets, stock, or other evidence of beneficial ownership of any Person.

                           5.3 Extraordinary Transactions and Disposal of
Assets. Enter into any transaction not in the ordinary and usual course of such Guarantor's business, including the sale, lease, or other disposition of, moving, relocation, or transfer, whether by sale or otherwise, of any of such Guarantor's properties or assets.

                           5.4 Change Name. Change such Guarantor's name, FEIN,
corporate structure (within the meaning of Section 9-402(7) of the Code), or identity, or add any new fictitious name; provided, however, that such Guarantor may change its name upon 30 days prior written notification thereof to Foothill and so long as, at the time of such written notification, such Guarantor provides any financing statements necessary to perfect and continue perfected Foothill's security interests.

                           5.5 Guarantee. Guarantee or otherwise become in any
way liable with respect to the obligations of any third Person except by endorsement of instruments or items of payment for deposit to the account of such Guarantor or which are transmitted or turned over to Foothill and except for the guarantee of the payment and performance of the Guarantied Obligations.

                           5.6 Nature of Business; Fiscal Year. (a) Make any
change in the principal nature of such Guarantor's business, or (b) without the prior written consent of Foothill, which consent shall not unreasonably be withheld, change the date of its fiscal year.

                           5.7 Transactions with Affiliates. Such Guarantor will
not directly or indirectly enter into or permit to exist any material transaction with any Affiliate of such Guarantor except for transactions which are in the ordinary course of such Guarantor's business, upon fair and reasonable terms and which are fully disclosed to Foothill and, no less favorable to such Guarantor than would be obtained in arm's length transaction with a non-Affiliate.

                           5.8 Suspension. Suspend or go out of business.


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                           5.9 Change in Location of Chief Executive Office;
Inventory and Equipment with Bailees. Without thirty (30) days prior written notification to Foothill, relocate its chief executive office to a new location, unless, at the time of such written notification, such Guarantor provides any financing statements or fixture filings necessary to perfect and continue perfected Foothill's security interests and also provides to Foothill a landlord's waiver in form and substance satisfactory to Foothill. The Inventory and Equipment shall not at any time now or hereafter be stored with a bailee, warehouseman, or similar party without Foothill's prior written consent.


                  6. EVENTS OF DEFAULT.

                           Any one or more of the following events shall
constitute an event of default (each, an "Event of Default") under this
Agreement:

                           6.1 The occurrence of an Event of Default (as defined
in the Loan Agreement);

                           6.2 If any Guarantor fails or neglects to perform,
keep, or observe, in any material respect, any term, provision, condition, covenant, or agreement contained in this Agreement or in the Guaranty, or in any other present or future agreement between the Guarantors and Foothill;

                           6.3 If there is a material impairment of the prospect
of repayment of any portion of the Guarantied Obligations owing to Foothill or a material impairment of the value or priority of Foothill's security interests in the Collateral;

                           6.4 If a notice of lien, levy, or assessment is filed
of record with respect to any properties or assets of a Guarantor by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a lien, whether choate or otherwise, upon any properties or assets of a Guarantor and the same is not paid on the payment date thereof; and

                           6.5 If a judgment or other claim becomes a lien or
encumbrance upon any material portion of the properties or assets of the Obligors taken as a whole;

                           6.6 If there is a default in any material agreement
to which a Guarantor is a party with one or more third Persons resulting in a right by such third Persons, irrespective of whether exercised, to accelerate the maturity of such Guarantor's obligations thereunder;

                           6.7 If a Guarantor makes any payment on account of
indebtedness that has been contractually subordinated in right of payment to the payment of the Guarantied Obligations,

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except to the extent such payment is permitted by the terms hereof and by the subordination provisions applicable to such indebtedness;

                           6.8 If any misstatement or misrepresentation exists
now or hereafter in any warranty, representation, statement, or report made to Foothill by a Guarantor or any officer, employee, agent, or director of a Guarantor, or if any such warranty or representation is withdrawn.

                  7.  FOOTHILL'S RIGHTS AND REMEDIES.

                           7.1 Rights and Remedies. Upon the occurrence of an
Event of Default, the security hereby constituted shall become enforceable and, in addition to all other rights and remedies available to Foothill as provided hereafter, Foothill may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by each Guarantor:

                                    (a) Proceed directly and at once, without
notice, against any Guarantor to collect and recover the full amount or any portion of the Guarantied Obligations, without first proceeding against Borrower, or against any security or collateral for the Guarantied Obligations.

                                    (b) Without notice to the Guarantors and
regardless of the acceptance of any security or collateral for the payment hereof, appropriate and apply toward the payment of the Guarantied Obligations
(i) any indebtedness due or to become due from Foothill to any Guarantor and
(ii) any moneys, credits or other property belonging to any Guarantor at any time held by or coming into the possession of Foothill.

                                    (c) May exercise in respect of the
Collateral, in addition to other rights and remedies provided for herein and the Guaranty or otherwise available to it, all the rights and remedies available to it at law (including those of a secured party under the Code) or in equity.

                                    (d) Settle or adjust disputes and claims
directly with Account Debtors for amounts and upon terms which Foothill considers advisable, and in such cases, Foothill will credit Borrower's loan account with only the net amounts received by Foothill in payment of such disputed Accounts after deducting all Foothill Expenses incurred or expended in connection therewith;

                                    (e) [intentionally omitted];

                                    (f) Without notice or demand, make such
payments and do such acts as Foothill considers necessary or reasonable to protect its security interest in the Collateral. Each Guarantor agrees to assemble the Collateral if Foothill so requires, and to make the Collateral available to Foothill as Foothill may designate. Each Guarantor authorizes Foothill to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any

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part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Foothill's determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of each Guarantor's owned premises, such Guarantor hereby grants Foothill a license to enter into possession of such premises and to occupy the same, without charge, for up to one hundred twenty
(120) days in order to exercise any of Foothill's rights or remedies provided herein, at law, in equity, or otherwise;

                                    (g) Ship, reclaim, recover, store, finish,
maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Foothill is hereby granted a license or other right to use, without charge, each Guarantor's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of advertising for sale and selling any Collateral, and each Guarantor's rights under all licenses and all franchise agreements shall inure to Foothill's benefit;

                                    (h) Sell all or any part of the Collateral
at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including any Guarantor's premises) as Foothill determines is commercially reasonable. It is not necessary that the Collateral be present at any such sale. Foothill shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Guarantor, which right or equity is hereby waived or released to the extent permitted by law;

                                    (i) By an instrument in writing, appoint a
receiver (which term shall include a receiver and manager) of all or any part of the Collateral and may remove or replace such receiver from time to time or may institute proceedings in any court of competent jurisdiction for the appointment of such receiver;

                                    (j) Require any Guarantor to establish a
lockbox or other restricted account satisfactory to Foothill for the collection of Accounts of such Guarantor, General Intangibles, or Negotiable Collateral;

                                    (k) Notify customers or Account Debtors of
any Guarantor that the Accounts of such Guarantor, General Intangibles, or Negotiable Collateral have been assigned to Foothill or that Foothill has a security interest therein;

                                    (l) Collect the Accounts of each Guarantor,
General Intangibles, and Negotiable Collateral directly, and charge the collection costs and expenses as Foothill Expenses; but, unless and until Foothill does so or gives such Guarantor other written instructions, such Guarantor shall collect all Accounts of such Guarantor, General Intangibles, and Negotiable Collateral for Foothill, receive in trust all payments thereon as Foothill's trustee, and immediately deliver said payments to Foothill in their original form as received from such Account Debtor;

                                    (m) Any deficiency which exists after
disposition of the Collateral as provided above will be paid immediately by each Guarantor up to the maximum amount, if any, of such Guarantor's liability under the Guaranty. Any excess will be returned to each Guarantor, without interest and subject to the rights of third parties, by Foothill.

Except as required by law, Foothill may take any or all of the foregoing action without demand, presentment, protest, advertisement or notice of any kind to or upon any Guarantor or any other person.

                           7.2 Remedies Cumulative. Foothill's rights and
remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Foothill shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Foothill of one right or remedy shall be deemed an election, and no waiver by Foothill of any Event of Default on Borrower's part shall be deemed a continuing waiver. No delay by Foothill shall constitute a waiver, election, or acquiescence by it.

                  8. TAXES AND EXPENSES REGARDING THE COLLATERAL.

                           If any Guarantor fails to pay any monies (whether
taxes, rents, assessments, insurance premiums, or otherwise) due to third persons or entities, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, to the extent that Foothill determines that such failure, by such Guarantor could have a material adverse effect on Foothill's interests in the Collateral, in its discretion and without prior notice to such Guarantor, Foothill may do any or all of the following: (a) make payment of the same or any part thereof;
(b) set up such reserves in Borrower's loan account as Foothill deems necessary to protect Foothill from the exposure created by such failure; or (c) obtain and maintain insurance policies insuring such Guarantor's ownership and use of the Collateral, and take any action with respect to such policies as Foothill deems prudent. Any amounts paid or deposited by Foothill shall constitute Foothill Expenses, shall immediately become additional Secured Obligations, shall bear interest at the applicable rate described in the Loan Document, and shall be secured by the Collateral. Any payments made by Foothill shall not constitute an agreement by Foothill to make similar payments in the future or a waiver by Foothill of any Event of Default under this Agreement. Foothill need not inquire as to, or contest the validity of, any such expense, tax, security interest, encumbrance, or lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing. Foothill shall use its best efforts to provide notice to such Guarantor of any action taken by it under this Section 8.

                  9. WAIVERS; INDEMNIFICATION.

                           9.1 Demand; Protest; etc. To the extent permitted by
law, each Guarantor waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Foothill on which such Guarantor may in any way be liable.

                           9.2 Foothill's Liability for Collateral. So long as
Foothill complies with its obligations, if any, under Section 9-207 of the Code, Foothill shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person. All risk of loss, damage, or destruction of the Collateral shall be borne by the Guarantors.

                           9.3 Indemnification. Each Guarantor agrees to defend,
indemnify, save, and hold Foothill and its officers, employees, and agents harmless against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other Person, and (b) all losses (including attorneys fees and disbursements) in any way suffered, incurred, or paid by Foothill as a result of or in any way arising out of, following, or consequential to transactions with Borrower or such Guarantor, whether under this Agreement, the other Loan Documents or otherwise. This provision shall survive the termination of this Agreement.

                           9.4 Waivers. (a) To the maximum extent permitted by
law, each Guarantor hereby waives: (i) notice of acceptance hereof; (ii) notice of any loans or other financial accommodations made or extended under the Loan Agreement, or the creation or existence of any Obligations; (iii) notice of the amount of the Obligations, subject, however, to such Guarantor's right to make inquiry of Foothill to ascertain the amount of the Obligations at any reasonable time; (iv) notice of any adverse change in the financial condition of Borrower or of any other fact that might increase such Guarantor's risk hereunder; (v) notice of presentment for payment, demand, protest, and notice thereof as to any instrument among the Loan Documents; (vi) notice of any unmatured Event of Default or Event of Default under the Loan Agreement; and (vii) all other notices (except if such notice is specifically required to be given to such Guarantor under this Agreement) and demands to which such Guarantor might otherwise be entitled.

                  (b) To the fullest extent permitted by applicable law, each Guarantor waives the right by statute or otherwise to require Foothill to institute suit against Borrower or to exhaust any rights and remedies which Foothill has or may have against Borrower. Each Guarantor further waives any defense arising by reason of any disability or other defense (other than the defense that the Obligations shall have been fully and finally indefeasibly paid) of Borrower or by reason of the cessation from any cause (other than that the Obligations shall have been fully and finally indefeasibly paid) whatsoever of the liability of Borrower in respect thereof.

                  (c) To the maximum extent permitted by law, each Guarantor hereby waives: (i) any rights to assert against Foothill any defense (legal or equitable), set-off, counterclaim, or claim which such Guarantor may now or at any time hereafter have against Borrower or any other party liable to Foothill on account of or with respect to the Obligations; (ii) any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future sufficiency, validity, or enforceability of the Obligations; (iii) any defense arising by reason of any claim or defense based upon an election of remedies by Foothill including, to the extent applicable, the provisions of ss.ss. 580d and 726 of the California Code of Civil Procedure, or any similar law of California or any other jurisdiction; (iv) the benefit of any statute of limitations affecting such Guarantor's liability hereunder or the enforcement thereof.

                  (d) To the maximum extent permitted by law, each Guarantor hereby waives any right of subrogation such Guarantor has or may have as against Borrower with respect to the Obligations. In addition, each Guarantor hereby waives any right to proceed against Borrower, now or hereafter, for contribution, indemnity, reimbursement, or any other suretyship rights and claims (irrespective of whether direct or indirect, liquidated or contingent), with respect to the Obligations. Each Guarantor also hereby waives any right to proceed or to seek recourse against or with respect to any property or asset of Borrower. Each Guarantor hereby agrees that, in light of the waivers contained in this Section, such Guarantor shall not be deemed to be a "creditor" (as that term is defined in the Bankruptcy Code or otherwise) of Borrower, whether for purposes of the application of Sections 547 or 550 of the United States Bankruptcy Code or otherwise.

                  (e) If any of the Secured Obligations at any time are secured by a mortgage or deed of trust upon real property, Foothill may elect, in its sole discretion, upon a default with respect to the Secured Obligations, to foreclose such mortgage or deed of trust judicially or nonjudicially in any manner permitted by law, before or after enforcing this Agreement, without diminishing or affecting the liability of each Guarantor hereunder. Each Guarantor understands that (a) by virtue of the operation of California's antideficiency law applicable to nonjudicial foreclosures, or any similar law of California or any other jurisdiction, an election by Foothill nonjudicially to foreclose such a mortgage or deed of trust probably would have the effect of impairing or destroying rights of subrogation, reimbursement, contribution, or indemnity of such Guarantor against Borrower or guarantors or sureties, and (b) absent the waiver given by such Guarantor herein, such an election might estop Foothill from enforcing this Agreement against such Guarantor. Understanding the foregoing, and understanding that each Guarantor is hereby relinquishing a defense to the enforceability of this Agreement, each Guarantor hereby waives any right to assert against Foothill any defense to the enforcement of this Agreement, whether denominated "estoppel" or otherwise, based on or arising from an election by Foothill nonjudicially to foreclose any such mortgage or deed of trust. Each Guarantor understands that the effect of the foregoing waiver may be that such Guarantor may have liability hereunder for amounts with respect to which such Guarantor may be left without rights of subrogation, reimbursement, contribution, or indemnity against Borrower or guarantors or sureties. Each Guarantor also agrees that the "fair market value" provisions of Section 580a of the California Code of Civil Procedure, or any similar law of California or any other jurisdiction, shall have no applicability with respect to the determination of such Guarantor's liability under this Agreement.

                  (f) WITHOUT LIMITING THE GENERALITY OF ANY OTHER WAIVER OR OTHER PROVISION SET FORTH IN THIS AGREEMENT, EACH GUARANTOR
HEREBY WAIVES, TO THE MAXIMUM EXTENT SUCH WAIVER IS PERMITTED BY

LAW, ANY AND ALL DEFENSES ARISING DIRECTLY OR INDIRECTLY UNDER ANY ONE OR MORE OF CALIFORNIA CIVIL CODE ss.ss. 2808, 2809, 2810, 2815, 2819, 2820, 2821, 2838,
2839, 2845, 2848, 2849, AND 2850, TO THE EXTENT APPLICABLE, CALIFORNIA CODE OF CIVIL PROCEDURE ss.ss. 580a, 580b, 580c, 580d, AND 726, AND, TO THE EXTENT APPLICABLE, CHAPTER 2 OF TITLE 14 OF THE CALIFORNIA CIVIL CODE, OR ANY SIMILAR LAWS OF CALIFORNIA OR ANY OTHER JURISDICTION.

                  (g) WITHOUT LIMITING THE GENERALITY OF ANY OTHER WAIVER OR OTHER PROVISION SET FORTH IN THIS AGREEMENT, EACH GUARANTOR HEREBY WAIVES ALL RIGHTS AND DEFENSES ARISING OUT OF AN ELECTION OF REMEDIES BY FOOTHILL, EVEN THOUGH THAT ELECTION OF REMEDIES, SUCH AS A NONJUDICIAL FORECLOSURE WITH RESPECT TO SECURITY FOR A SECURED OBLIGATION, HAS DESTROYED SUCH GUARANTOR'S RIGHTS OF SUBROGATION AND REIMBURSEMENT AGAINST THE PRINCIPAL BY THE OPERATION OF SECTION 580d OF THE CODE OF CIVIL PROCEDURE OR OTHERWISE.


                  10.      NOTICES.

                           All notices and other communications hereunder to
Foothill shall be in writing and shall be mailed, sent or delivered in accordance with the Loan Agreement and all notices and other communications hereunder to each Guarantor shall be in writing and shall be mailed, sent or delivered in care of Borrower in accordance with the Loan Agreement.

                  11.      CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

                           THE VALIDITY OF THIS AGREEMENT, ITS CONSTRUCTION,
INTERPRETATION, AND ENFORCEMENT, AND THE RIGHTS OF THE PARTIES HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK OR, AT THE SOLE OPTION OF FOOTHILL, IN ANY OTHER COURT IN WHICH FOOTHILL SHALL INITIATE LEGAL OR EQUITABLE PROCEEDINGS AND WHICH HAS SUBJECT MATTER JURISDICTION OVER THE MATTER IN CONTROVERSY. EACH GUARANTOR AND FOOTHILL WAIVES, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 11.

                           EACH GUARANTOR AND FOOTHILL HEREBY WAIVE THEIR
RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH GUARANTOR AND FOOTHILL REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

                  12.      DESTRUCTION OF GUARANTORS' DOCUMENTS.

                           All documents, schedules, agings, or other papers
delivered to Foothill may be destroyed or otherwise disposed of by Foothill four
(4) months after they are delivered to or received by Foothill, unless a Guarantor requests, in writing, the return of said documents, schedules or other papers and makes arrangements, at such Guarantor's expense, for their return.

                  13.      GENERAL PROVISIONS.

                           13.1 Effectiveness. This Agreement shall be binding
and deemed effective when executed by each Guarantor and accepted and executed by Foothill.

                           13.2 Successors and Assigns. This Agreement shall
bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that no Guarantor may assign this Agreement or any rights or duties hereunder without Foothill's prior written consent and any prohibited assignment shall be absolutely void. No consent to an assignment by Foothill shall release any Guarantor from its Guarantied Obligations. Foothill may assign this Agreement and its rights and duties hereunder and no consent or approval by any Guarantor is required in connection with any such assignment. Foothill reserves the right to sell, assign, transfer, negotiate, or grant participations in all or any part of, or any interest in Foothill's rights and benefits hereunder. In connection therewith, Foothill may disclose all documents and information which Foothill now or hereafter may have relating to any Guarantor or any Guarantor's business. To the extent that Foothill assigns its rights and obligations to a third Person, Foothill thereafter shall be released from such assigned obligations to any Guarantor and such assignment shall effect a novation between the Guarantors and such third Person.

                           13.3 Section Headings. Headings and numbers have been
set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each section applies equally to this entire Agreement.

                           13.4 Interpretation. Neither this Agreement nor any
uncertainty or ambiguity herein shall be construed or resolved against Foothill or any Guarantor, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

                           13.5 Severability of Provisions. Each provision of
this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

                           13.6 Amendments in Writing. This Agreement can only
be amended by a writing signed by both Foothill and each of the Guarantors.

                           13.7 Counterparts. This Agreement may be executed in
any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

                           13.8 Revival and Reinstatement of Obligations. If the
incurrence or payment of the Secured Obligations by any Guarantor or the transfer by any Guarantor to Foothill of any property of such Guarantor should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors' rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, and other voidable or recoverable payments of money or transfers of property (collectively, a "Voidable Transfer"), and if Foothill is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that Foothill is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of Foothill related thereto, the liability of each Guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

                           [Signature page to follow.]

                           IN WITNESS WHEREOF, the parties hereto have caused
this Agreement to be executed as of the date first written above.


                               DISCOVERY ZONE (CANADA) LIMITED,
                               a corporation organized under the laws of Canada



                               By  /s/ Robert Rooney
                                   ---------------------------------------
                               Title: Vice President


                               DISCOVERY ZONE (PUERTO RICO), INC.,
                               a Puerto Rico corporation



                               By  /s/ Robert Rooney
                                   ---------------------------------------
                               Title: Vice President


                               DISCOVERY ZONE LICENSING, INC.,
                               a Nevada corporation



                               By  /s/ Robert Rooney
                                   ---------------------------------------
                               Title: Vice President




                               FOOTHILL CAPITAL CORPORATION, a
                               California corporation


                               By  /s/ Brian Duffy
                                   ---------------------------------------
                                    Its: AVP

                               SECURITY AGREEMENT
                                  SCHEDULE 3.2



Discovery Zone (Canada) Limited

                                       FEIN:         52-2074150

           Chief Executive Office:         565 Taxter Road, Fifth Floor
                                           Elmsford, New York 10523

             Place(s) of Business:         150 W Dr., Unit 2A
                                           Hwy 7 & 410
                                           Brampton, Ontario L6T 4P9
                                           Canada

                                           360 Mayfield Common
                                           Edmonton, Alberta T5P 4K9
                                           Canada

                                           3414 Calgary Trail South, #400
                                           Edmonton, Alberta T6J 6RS
                                           Canada

                                           4380 Wellington Road South
                                           London Ontario N6E 2Z6
                                           Canada

                                           1320 Elliee Avenue, #3
                                           Winnipeg, Manitoba R36 0E9
                                           Canada

Discovery Zone (Puerto Rico),Inc.

                            FEIN:          36-3892589

          Chief Executive Office:          565 Taxter Road, Fifth Floor
                                           Elmsford, New York 10523

            Place(s) of Business:          506 Truncado Street
                                           Hatillo, Puerto Rico 00659

                                           Munoz Marin Av. & Highway 30
                                           Caguas, Puerto Rico 00725

                                           9410 Los Romeros Ave.
                                           San Juan, Puerto Rico 00927


    Discovery Zone Licensing, Inc.

                             FEIN:         91-1878248

           Chief Executive Office:         565 Taxter Road, Fifth Floor
                                           Elmsford, New York 10523

             Place(s) of Business: